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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 22)
                     For the Year ended December 31, 2000

                         JACOBS ENGINEERING GROUP INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock; par value $1 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  469814 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this is filed:

[_]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-----------------------                                  ---------------------
 CUSIP NO.  469814 10 7                                  13-G AMENDMENT NO. 22
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Joseph J. Jacobs
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2

      N/A
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          3,330,694
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             7,780
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          3,330,694
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,780
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,338,474
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10

      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      12.61%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Page 2 of 4
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ITEM 1.

  (a)  NAME OF ISSUER

       Jacobs Engineering Group Inc.

  (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

       1111 South Arroyo Parkway
       Pasadena, CA 91105

ITEM 2.

  (a)  NAME OF PERSON FILING

       Joseph J. Jacobs

  (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE

       c/o Jacobs Engineering Group Inc.
       1111 South Arroyo Parkway
       Pasadena, CA 91105

  (c)  CITIZENSHIP

       United States

  (d)  TITLE OF CLASS OF SECURITIES

       Common Stock, par value $1.00 per share

  (e)  CUSIP NUMBER

       469814 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP

       If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

  (a)  AMOUNT BENEFICIALLY OWNED

       3,338,474

  (b)  PERCENT OF CLASS

       12.61%

  (c)  NUMBER OF SHARES AS TO WHICH EACH PERSON HAS

       (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:  3,330,694

       (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  7,780

       (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:  3,330,694

       (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:  7,780

                                  Page 3 of 4
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.

ITEM 10. CERTIFICATION

         Not Applicable.

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 26, 2001

                                          /s/ Joseph J. Jacobs
                                          ------------------------------
                                          Joseph J. Jacobs

                               Page 4 of 4 pages